Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated July 29, 2010, except for Notes 20 and 21, as to which the date is September 10, 2010, relating to the consolidated financial statements of Xueda Education Group as of and for the years ended December 31, 2008 and 2009 and the related financial statement schedule, appearing in the Prospectus dated November 1, 2010, which is part of Registration Statement No.333-169971 on Form F-1 of Xueda Education Group.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

December 28, 2010